Tuesday, February 2, 2010

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2009

Lakeville, Connecticut, February 2, 2010 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE AMEX: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and year ended December 31, 2009.

Net income available to common shareholders was $734,000, or $0.43 per common share, for the fourth quarter ended December 31, 2009 compared with $954,000, or $0.57 per common share, for the fourth quarter of 2008. The decrease in earnings was primarily due to the recognition of a tax benefit in the fourth quarter of 2008 arising from the Freddie Mac preferred stock loss recognized in the third quarter of 2008, offset in part by improvements in all categories in the current quarter, namely, a lower provision for loan losses, lower non-interest expense, higher net interest income and higher non-interest income.

Net interest and dividend income for the current quarter increased slightly, by $68,000. Average earning assets grew $67.3 million, or 14%, as a result of significant deposit growth, while the net interest margin declined 24 basis points to 3.29% compared with 3.50% a year ago. The lower net interest margin was mostly due to the dilutive effect of carrying $44 million in short term funds reflecting a more conservative liquidity management strategy. The provision for loan losses for the quarter was $60,000 compared with $589,000 for the fourth quarter of 2008. Non-interest income increased $272,000 due to higher service charges and fees, gains on mortgage sales, and from the inclusion in the 2008 quarter of a security write-down and a mortgage servicing rights impairment charge. Non-interest expense decreased $363,000 due primarily to the inclusion in the fourth quarter of 2008 of a prepayment fee, net of tax, of $674,000 for the early redemption of $19 million of Federal Home Loan Bank of Boston advances to restructure a portion of the Bank’s wholesale borrowings. Offsetting this benefit were higher FDIC insurance and data processing expenses, and an OREO loss in the current quarter.

President and Chief Executive Officer Richard J. Cantele, Jr. stated, “Despite the challenges presented by current economic conditions, income from core operations remains stable. The growth in both loans and deposits primarily reflects our focus on doing what we do best, making loans and gathering deposits in the communities we serve. I believe the fundamentals of our core business remain solid and are reflected in the growth of our balance sheet.”

For the year ended December 31, 2009 net income available to common shareholders was $2,102,000, or $1.25 per common share, compared with $1,106,000, or $.66 per common share, for the year ended December 31, 2008. Return on average common shareholder’s equity was 5.13% for 2009 compared with 2.59% for 2008. Net interest and dividend income increased $1,129,000 due primarily to a $60.5 million increase in average earning assets, made possible by significant deposit growth, which more than offset a 22 basis point decrease in the net interest margin to 3.51% from 3.73%. As noted in the quarterly comparison, the decline in the net interest margin was mostly due to carrying significantly larger balances of low yielding short term investments. The provision for loan losses for 2009 was $985,000 compared with $1,279,000 for 2008.

(Continued)

Non-interest income increased $2,190,000 for 2009, of which improvement of $1,700,000 related to lower securities losses. In June 2009 the Bank recognized a $1,128,000 write-down for other than temporary impairment on five non-agency issued CMO securities. In 2008 the Bank recognized a $2,856,000 write-down on Freddie Mac preferred stock. Excluding securities losses, all other non-interest income increased $490,000 for the year due primarily to increased gains on mortgage sales, up $399,000 from significantly higher loan origination activity, increased income from bank-owned life insurance, up $228,000 due to a death payout and a 1035 policy exchange, and higher mortgage servicing income, up $204,000 due to a 2008 impairment charge, offset in part by lower trust and wealth advisory fees, down $286,000 due mostly to a decline in the value of managed assets during 2008, and credit card fees, down $263,000 due to the sale of the credit card portfolio during 2008.

Non-interest expense increased $1,881,000 due primarily to higher salaries, up $566,000, partially due to higher mortgage loan origination commissions, higher pension expense, up $561,000 due in part to the former CEO’s early retirement, benefits and payroll taxes, up $108,000, data processing, up $273,000 excluding credit card processing, professional fees, up $239,000, OREO expense, up $185,000, and FDIC insurance, up $854,000 due to higher premium rates, the 2009 special assessment and deposit growth, offset in part by the inclusion in 2008 of the Federal Home Loan Bank advance prepayment fee, net of tax, of $674,000, lower credit card processing fees, down $139,000 due to the sale of the portfolio, and lower marketing expense, down $115,000.

During 2009 Salisbury’s assets grew $67 million to $562 million at December 31, 2009.  Total net loans, including loans held for sale, grew $31 million, or 10.28%, to $328 million. Non-performing assets increased $0.5 million during the quarter and $2.3 million for the year to $7.7 million at December 31, 2009. A single loan relationship accounts for $3.0 million non-performing assets. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans decreased slightly to 1.05% at December 31, 2009 compared with 1.10% at September 30, 2009, though is higher that 0.91% at December 31, 2008.

Deposits grew $73 million to $418 million from $345 million at December 31, 2008.  This significant growth in deposits stems from customer preference for the safety of insured deposits and a concerted effort by the Bank’s staff to expand deposit relationships with customers, and, from the acquisition of $11 million in deposits from the Canaan branch of Webster bank in December 2009.

At December 31, 2009, book value per common share was $25.81 and tier 1 leverage and total risk-based capital ratios were 8.31% and 12.89%, respectively. In March 2009 Salisbury issued $8.8 million of preferred stock pursuant to the U.S. Treasury’s TARP CPP.

The Board of Directors of Salisbury Bancorp, Inc. (NYSE AMEX:SAL), the holding company for Salisbury Bank and Trust Company, declared a $.28 per common share quarterly cash dividend at their January 29, 2010 meeting. The dividend will be paid on February 26, 2010 to shareholders of record as of February 12, 2010.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

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Salisbury Bancorp, Inc

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month		Twelve month
	period ended		period ended
	December 31		December 31
STATEMENT OF INCOME	2009	2008	2009	2008
Interest and dividend income	$6,317	$6,586	$25,893	$26,557
Interest expense	2,183	2,520	9,032	10,825
Net interest income	4,134	4,066	16,861	15,732
Provision for loan losses	60	589	985	1,279
Gains (losses) on securities, net	37	(38)	(655)	(2,355)
Trust and wealth advisory	545	580	1,978	2,264
Service charges and fees	475	437	1,818	1,930
Gains on sales of mortgage loans	140	69	743	344
Mortgage servicing	4	(102)	80	(124)
Other	71	54	467	182
Non-interest income	1,272	1,000	4,431	2,241
Compensation	2,193	2,105	9,524	8,330
Premises and equipment	494	487	1,939	1,859
Data processing	432	334	1,473	1,339
Professional fees	399	347	1,508	1,269
FDIC assessment	173	74	914	60
Marketing and community contributions	106	154	342	457
Insurance	35	57	126	218
Printing and stationery	73	76	298	277
FHLB advance prepayment fee	-	864	-	864
OREO	168	5	191	6
Amortization of core deposit intangible	41	41	164	164
Other	350	283	1,411	1,166
Non-interest expense	4,464	4,827	17,890	16,009
Income (loss) before income taxes	882	(350)	2,417	685
Provision (benefit) for income taxes	33	(1,304)	(49)	(421)
Net income	849	954	2,466	1,106
Net income available to common shareholders	734	954	2,102	1,106

Per common share
Diluted earnings	$0.43	$0.57	$1.25	$0.66
Cash dividends	0.28	0.28	1.12	1.12

Statistical data
Net interest margin	3.29%	3.48%	3.51%	3.73%
Efficiency ratio	83.14	94.57	81.51	78.75
Return on average assets	0.48	0.75	0.39	0.23
Return on average common
shareholders’ equity	6.27	9.53	5.13	2.59
Weighted average equivalent
common shares outstanding, diluted	1,687	1,686	1,686	1,685

(Continued)

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	December 31,	December 31
FINANCIAL CONDITION	2009	2008
Total assets	$562,347	$495,754
Loans, net	327,922	297,367
Allowance for loan losses	3,473	2,724
Securities	151,125	155,916
Cash and cash equivalents	43,298	9,660
Intangible assets	11,293	10,994
Demand (non-interest bearing)	70,026	65,479
Demand (interest bearing)	43,845	24,873
Money market	64,477	57,648
Savings and other	86,316	71,405
Certificates of deposit	153,539	125,520
Deposits	418,203	344,925
Federal Home Loan Bank advances	76,364	87,914
Repurchase agreements	11,415	11,203
Shareholders' equity	52,355	38,939
Non-performing assets	7,720	5,379

Per common share
Book value	$25.81	$23.10
Tangible book value	19.12	16.58

Statistical data
Non-performing assets to total assets	1.37%	1.09%
Allowance for loan losses to total loans	1.05	0.91
Allowance for loan losses to non-performing loans	46.64	52.64
Common shareholders' equity to assets	9.31	7.85
Tangible common shareholders' equity to assets	5.73	5.64
Tier 1 leverage capital	8.31	7.74
Total risk-based capital	12.89	11.59
Common shares outstanding, net
(period end)	1,687	1,686